EX-33.8
(logo) WELLS FARGO

Wells Fargo Bank, N.A.
Document Custody
1015 10th Avenue Southeast
Minneapolis, MN 55414

ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA

Management of the Document Custody Section of the Corporate Trust Services
division of Wells Fargo Bank, National Association (the "Company") is
responsible for assessing compliance with the servicing criteria set forth in
Item 1122(d) of Regulation AB of the Securities and Exchange Commission.
Management has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform:
Publicly-issued (i.e., transaction-level reporting required under the
Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and commercial mortgage-backed securities issued on or after January
1, 2006 for which the Company provides document custody services, excluding any such securities issued by any agency or instrumentality of the U.S. government
(other than the Federal Deposit Insurance Company) or any government sponsored entity (the "Platform").

Period:  As of and for the twelve months ended December 31, 2012 (the "Period").

Applicable Servicing Criteria:

The servicing criteria set forth in Item 1122(d)(1)(iv), 1122(d)(4)(i) and
1122(d)(4)(ii), in regard to the activities performed by the Company with respect to the Platform (the "Applicable Servicing Criteria"). Management of
the Company has determined that all other servicing criteria set forth in Item
1122(d) are not applicable to the Platform.

With respect to the Platform and the Period, the Company's management provides the following assertion of compliance with respect to the Applicable Servicing
Criteria:

1. The Company's management is responsible for assessing the Company compliance with the Applicable Servicing Criteria.

2. The Company management has assessed the Company compliance with the
Applicable Servicing Criteria. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph
(d) of Item 1122 of Regulation AB.

3. Based on such assessment as of and for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assertion of compliance with the
Applicable Servicing Criteria as of and for the Period.

WELLS FARGO BANK, National Association

By:    /s/ Shari Gillund
       Shari L. Gillund

Title: Senior Vice President

Dated: February 15, 2013

Wells Fargo Bank, N.A.